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                                                                    Exhibit 99.1
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Covad in Negotiations With Bondholders to Retire $1.4 Billion in Debt:  Company
Anticipates Becoming Debt-Free by January 2002 And Reducing Cash Requirement to $200 Million

SANTA CLARA, Calif.--(BUSINESS WIRE)--Aug. 7, 2001--Business Operations, DSL Network and Customer Services Will Continue Unaffected

Covad Communications Group, Inc. (OTCBB:COVD.OB), the leading national broadband services provider utilizing DSL (Digital Subscriber Line) technology, today announced it is in negotiations with its bondholders to eliminate the company's approximately $1.4 billion of existing debt. Bondholders representing a majority of the outstanding accreted value of the bonds have agreed to terms of a proposed debt restructuring, and have signed lock-ups or given their verbal agreement pending review and approval of the documentation by their counsel.

Under the terms of the proposed restructuring, the bondholders would exchange their bonds for a combination of cash and preferred stock. The cash portion consists of $0.19 on the dollar for the face amount of the accreted value of both high-yield and convertible bonds. In addition, the company expects to return all of the approximately $26.5 million in restricted cash reserved to the holders of Covad's 12.5 percent bonds.

The preferred equity would have a $100 million liquidation preference and would be convertible into approximately 33 million common shares. This represents approximately 15 percent of the company's fully diluted currently outstanding common stock after giving pro forma effect to the conversion. Upon securing additional funding, and subject to certain terms and conditions, the company will have the right to convert the preferred stock. The preferred stock would also be convertible at any time at the preferred holders' option into the same amount of common.

When the transaction closes, Covad expects to pay a total of $283.3 million to the bondholders. After the pay out, on a pro-forma basis as of June 30, 2001, Covad will have approximately $250 million in cash, which is expected to fund the company's operations into the beginning of 2002.

"Covad will be in a much stronger financial position going forward, with no debt and a much smaller cash requirement, if this transaction is successful," said Charles E. Hoffman, Covad's president and CEO. "With the growth in our revenue and continued reduction of costs -- all which put us on a faster track to profitability -- we expect to be in a much better position to raise the additional funding we need."

"We believe this transaction to be in the best interests of our bondholders and shareholders," said Chuck McMinn, chairman of Covad. "If successful, it will free Covad from approximately $1.4 billion in debt which we believe will make it easier to raise additional capital to continue our operations. We now believe that once this transaction with Covad bondholders is completed, we will need approximately $200 million more in cash to get us to a positive cash flow position, which we expect will be by the third quarter of 2003."

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"This is a winning scenario for all parties," stated Hoffman. "At its conclusion, bondholders and shareholders both will have an opportunity to share in Covad's continued success."

Covad expects that the transaction would be implemented through a voluntary pre-negotiated Chapter 11 filing by its parent company, Covad Communications Group, Inc. Covad Communications Group, Inc.'s operating companies, which provide DSL services to customers, are not expected to be included in the court-supervised proceeding and will continue to operate in the ordinary course of business without any court imposed restrictions. Covad believes that the filing, which is customary with such debt restructurings, would facilitate in the expeditious elimination of the company's approximately $1.4 billion debt.

"Speakeasy applauds this action by Covad and as a long term customer we offer our continued support and congratulations," said Mike Apgar, CEO of Speakeasy.net. "Covad has taken the critical first step to secure their place as the nation's most reliable and respected DSL provider. This is a victory for customer choice in high-quality broadband services."

Covad Communications Group, Inc.'s operating companies should continue unaffected during the court-supervised proceedings and upon emergence from the restructuring. Covad expects to continue to deliver services, manage the network and conduct day-to-day business outside of the court-supervised proceeding. Covad believes that it will be able to continue with its current operations and business plan while supporting its employees, over 330,000 end users, sales support, Covad's national network, the installation process and vendors including network and equipment suppliers.

"This is very positive for Covad and we are pleased to hear that the financial issues are in the process of being resolved so as to move the company toward long-term success," said Harry M. Taxin, president and CEO of MegaPath Networks. "The industry needs a strong, independent data CLEC provider, and this news will help the DSL industry continue its rapid growth by ensuring that the supply chain is viable and stable."

Covad Communications Group, Inc. plans to file a pre-negotiated plan of reorganization and voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code by mid-August 2001. The Covad Communication Group, Inc. plan of reorganization, which would establish the company's capital structure upon emergence from the reorganization, will be subject to court approval after it has been voted on by the bondholders and certain other interests affected by the plan. Upon approval of the plan, Covad Communications Group, Inc. would emerge with the retirement of all of the bond debt. Covad Communications Group, Inc. expects this process to be complete by January 2002.

"Covad is the nation's most experienced, established company providing DSL and we will continue to provide the best quality broadband services to small businesses and residential customers," said Hoffman. "Demand for DSL is strong and we are the only provider with a national network that can scale to meet this demand. We believe that we will continue to meet our customers' expectations of service, support and reliable operation of our national network.

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"Covad employees can rest assured that this action will be taken as part of
Covad's plan to revitalize the company which will further secure the company's future," added Hoffman. "Management realizes that a major part of Covad's success is dependent on the strength and talents of our employees."

About Covad Communications

Covad is the leading national broadband service provider of high-speed Internet and network access utilizing Digital Subscriber Line (DSL) technology. It offers DSL, IP and dial-up services through Internet Service Providers, telecommunications carriers, enterprises, affinity groups, PC OEMs and ASPs to small and medium-sized businesses and home users. Covad services are currently available across the United States in 94 of the top Metropolitan Statistical Areas (MSAs). Covad's network currently covers more than 40 million homes and business and reaches approximately 40 to 45 percent of all US homes and businesses. Corporate headquarters is located at 4250 Burton Drive, Santa Clara, CA 95054. Telephone: 1-800/GO-COVAD. Web Site: www.covad.com.

 Safe Harbor Statement under the Private Securities Litigation
 Reform Act of 1995:

The statements contained in this press release that are not historical facts are "forward-looking statements," including statements concerning Covad's anticipated reduction of debt and costs, ability to continue as a going concern, ability to raise additional funds and the sufficiency thereof, and other operating results, success of strategic relationships, sufficiency of Covad's cash on hand and the statements made by the chairman, president, CEO and others in this release. Actual events or results may differ materially as a result of risks facing Covad or actual results differing from the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, Covad's ability to restructure its debt, to successfully consummate a Chapter 11 plan of reorganization, including to successfully deal with and discharge other claims pending against Covad, to raise additional capital and to continue as a going concern. All forward-looking statements are expressly qualified in their entirety by the "Risk Factors" and other cautionary statements included in Covad's SEC Annual Report on Form 10-K for the year ended December 31, 2000 and in Covad's SEC Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

Contact:

  Covad Communications Group, Inc., Santa Clara
  Martha Sessums, 408/987-1428 (Press)
  msessums@covad.com

  Kathleen Greene, 408/987-1414 (Press)
  kgreene@covad.com

  Greg Tornga, 408/844-7457 (Investor Relations)
  InvestorRelations@covad.com

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